GBErTDA.OM-K.MVA



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                                    AMENDMENT
                                     TO THE
                               AUL AMERICAN SERIES
                    GUARANTEED BENEFIT EMPLOYER-SPONSORED TDA
                      MULTIPLE-FUND GROUP VARIABLE ANNUITY
                     CONTRACT NUMBER [GXXXXX] (THE CONTRACT)
                                    ISSUED BY
                  AMERICAN UNITED LIFE INSURANCE COMPANY (AUL)
                                       TO
                                 [ABC EMPLOYER]
                              (THE CONTRACTHOLDER)

           The Effective Date of this Amendment is [insert date here].

When used in this amendment, "we," "us," or "our" refer to AUL and "you" or "your" refer to the Contractholder.

You and we hereby agree, by signing below, that the Contract is amended as follows:

By adding the following Section 1.17A and the following Subsection 9.2(c):

1.17AThe  "Market  Value   Adjustment"  or  "MVA"  is  determined,   as  of  the
     calculation date, by multiplying a percentage times the Withdrawal Value of funds being paid from the FIA under Subsection 9.2(c).

     If i is greater than j, the percentage equals 5 times (i-j) and the amount of the Adjustment is deducted from the Withdrawal Value. (This is called a negative MVA.) If j is greater than i, the percentage equals 4 times (j-i) and the amount of the Adjustment is added to the Withdrawal Value. (This is called a positive MVA.) For purposes of this Section:

     i    = the Guaranteed Rate we credit to new Contributions, and

     j = the dollar-weighted average rate of interest we credit to amounts withdrawn from the FIA under Subsection 9.2(c).

     Notwithstanding the above, in no event will a negative MVA exceed the difference between (1) the FIA balance as of the MVA calculation date and
     (2) amounts allocated to the FIA which remain in the FIA as of the MVA calculation date plus interest on those amounts at an annual effective rate equal to the greater of 1.5% or the minimum interest rate specified in the standard nonforfeiture law of the state in which the contract is issued, credited from the date such amounts were allocated to the FIA to the MVA calculation date. These calculations will be made at the contract level.

     Our determination of the Market Value Adjustment is conclusive.

9.2 Payment Upon Termination by You: If you terminate the contract, you may elect the following options:

     (c) Lump-Sum: We pay you the aggregate Withdrawal Value of all Participant Accounts, plus or minus any FIA MVA. Such Withdrawal Value and MVA will


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          be determined on the termination effective date and paid within 7 days from the termination effective date, except as we may be permitted to defer payment in accordance with appropriate provisions of the federal securities laws.


CONTRACTHOLDER                              AUL


By___________________________________       By_________________________________


Title__________________________________     Title______________________________


Date__________________________________      Date_______________________________


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